UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) of the SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 1, 2017

True Nature Holding, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-53601	87-0496850
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1355 Peachtree Street, Suite 1150 Atlanta, Georgia
(Address of principal executive offices)

(404) 254-6980

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement

On January 19, 2017, the Company executed a letter of intent for the purchase of the assets and operations of Price Choice Pharmacy, et al, a two (2) unit retail pharmacy operation based in Miami, Florida. The business currently operates inside of a chain of grocery stores whose market is largely within the Hispanic community. There are opportunities to expand to other units of the existing grocery store chain, and for similar site locations in other grocery operations.

The plans for expansion are to include the other units of the existing grocery chain, and to find other similarly situated chains with whom the Company can establish a relationship, initially in Florida, then within the Southeast and other regions of the United States. The existing business is expected to close out calendar 2016 with annual revenues in excess of $3.4 million. Two (2) of the key executives of the existing operations will be employed going forward at a rate of compensation comparable to their existing pay rate, and commensurate with industry standard rates.

The consideration being given is a) a cash payment of $500,000 at closing, b) short term notes payable of $100,000 over the five (5) months following closing, and c) incentive “earn-out” bonus payments of up to $400,000 for achievement of mutually acceptable business goals during 2017 and 2018. There is no issuance of stock in the Company contemplated in this transaction. The transaction is subject to the acquisition of two (2) of the three (3) existing shareholders by the Brice Investments, LLC, the third shareholder, who would become the sole shareholder at closing. It is also subject to due diligence, regulatory approvals, transfer of the requisite licenses, approval of the Board of Directors of the Company, and the shareholders of Price Choice Pharmacy, et al, as well as other terms. A copy of the Letter of Intent is attached to this filing as an exhibit.

Settlement Agreement and Release with Gary Meyer

On July 6, 2016, the Company appointed Gary Meyer to the newly created position of Chief Compliance Officer. Mr Meyer was terminated as of September 23, 2016. After being terminated, Mr. Meyer threatened to take legal action against the Company for breach of an alleged employment agreement. The Company took a reserve of $280,000 at September 30, 2016 in consideration of any potential claims that might be brought by Mr. Meyer. On December 31, 2016, Mr. Meyer and the Company entered into a Settlement Agreement and Release under which Mr. Meyer fully releases and indemnifies the Company against any claims he might have in consideration of the issuance of 150,000 shares of restricted shares of the Company's common stock, at a recorded cost of $28,500, with the previous reserve of $280,000 released. A copy of the Settlement Agreement and Release is attached as an exhibit to this filing.

Item 3.02, Unregistered Sales of Equity Securities;

On December 30, 2016, the Board of Directors of the Company issued 100,000 shares of restricted common stock to a consultant, who subsequently became the CEO and CFO of the Company as compensation for his contribution during the prior 90 days. This charge to earnings for this issuance was $19,000;

On December 30, 2016, the Board of Directors issued 150,000 shares of restricted common stock in fulfillment of a Settlement Agreement with Gary Meyer, a former employee who had claimed his employment agreement had been breached upon his termination in September 2016. The charge to earnings for this issuance was $28,500, while an offsetting reduction in prior reserves related to potential litigation of $280,000 was recorded;

On December 30, 2016, the Board voted to issue to the existing Board of Directors members 100,000 shares each of restricted common stock as additional compensation for services during the prior 90 days. Each of the recipients abstained from the vote on their issuance so as to not be voting on their own issuance, and did vote for the issuance to their fellow Board members. The charge to earnings for this issuance was $19,000, for each of the three (3) directors, or a total of $57,000.

On January 24, 2017, the Board granted to a member of Board of Directors 25,000 shares of restricted common stock as consideration for advances against certain of the Company's expenses. The Member of the Board of Directors abstained from the vote as to not be voting on his own issuance. The charge to earnings for the issuance was $2,500.

On January 24, 2017, the Board authorized the issuance of 15,000 shares of restricted common stock as consideration for an extension to the March 16, 2016 debt agreement. The total owing in this agreement is $60,000. The charge to earnings for the issuance was $1,500.

Item 5.02(c) Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On January 25, 2017, the Board of Director appointed Christopher Knauf, age 44, as the Chief Executive Officer and Chief Financial Officer (CEO/CFO) of True Nature Holdings, Inc effective immediately. Mr. Knauf is an accomplished executive leader and strategic problem solver in finance and operations for rapid growth, small to mid-sized companies with a proven record of enhancing revenues, and streamlining business operations. He has extensive experience in omni channel integrations of design, manufacturing, retail and wholesale distribution, and he has worked with PE firms to reorganize companies to prepare for a sale to a strategic partner. He has demonstrated strong team building skills across all levels of an organization. The specific industry emphasis has been consumer products, retail, manufacturing, and supply chain management.

His specific employment history is as follows:

From 2014 until now Mr. Knauf has been a consultant to emerging growth companies, both private and public.

From 2012 until 2014 – Built NY, Inc., New York, NY, a consumer products company, where he was CEO/CFO;

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Developed a 36 month business model and financial projections that would return the company to profitability; Oversee all strategic financial planning and analysis; Raised additional capital from new investors to finance working capital needs; Negotiated and increased bank credit lines; Reduced operating expenses by 35% through outsourcings and restructuring operations.; Stabilized revenue by eliminating poor performing product categories and launching new product lines; Moved the ecommerce business to an outside company which resulting in turning that business from a loss to a profit in less than 3 months; Work on rebranding the company to have a more consistent message; Quarterly presentations to the Board of Directors to outline strategy and business initiatives; Held annual shareholder meetings to discuss the turnaround needs of the company and the plan to get back to profitability.

From 2004 until 2012 – A+E Networks, York, NY, a provider of television and content worldwide, where he was Vice President of Finance & Operations for Consumer Products.;

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Oversaw product development, sales planning and marketing strategies for the global releases of A+E products such as DVD, show merchandise and licensed products; Manage international sales teams in five countries to achieve sales and profit objectives; Responsible for all financial planning, budgeting, and accounting for the Consumer Products division. This includes providing monthly reporting to the Board of Directors and Executive team; Manage the E-commerce business unit with our third-party provider. Creating marketing and customer acquisition plans to maximize revenues. Focused on conversion rates improvements and traffic increases; Developed and launched the International Consumer Products Business units in the UK, Australia, Benelux, Southeast Asia, and Germany; Responsible for managing third party call center and warehouse operations which ships out over 4.5 million units a year; Launched Point of Sale and Vendor Managed Inventory; Performed cost/benefit analysis for the redesign of the History.com website to determine required revenue performance in order to reduce the breakeven time; Was the lead on negotiation for several large content acquisitions, including Manchester United, Major League Baseball, and several film libraries; Implemented a new manufacturing and operations software system which improved order management and inventory efficiencies.

From 2003 until 2004 – Intermix, Inc., an online provider of apparel and accessories, where he was Chief Financial Officer;

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Created a restructuring plan that resulting in the company growing over 65% in revenue over a 12-month period and from a Net Loss of $1million in 2003 to a profit of $2.5 million in 2004; Responsible for the launch of Intermixonline.com. Established timelines, budgets and goals for the ecommerce department. Website was successfully launched on September 1, 2004; Day-to-Day management of cash flow and operational metrics reporting; Performed all accounting, HR, and operational responsibilities for the entire organization of 100 employees; Prepared financial reporting for monthly meeting with the Board of Directors; Designed and implemented various cost cutting strategies to reduce corporate overhead by 8%; Implemented initiatives to drive key operating metrics, such as Units per Transaction, Inventory turnover, and Sales per Square foot.

From 1999 until 2003 – Martha Stewart Living Omni Media, the retail and branding operation, where he was Director of E-Commerce Division of Internet and Catalog Division;

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Responsible for order and call center volume projections. These projections were used to determine staffing requirements in the fulfillment center and call center. Monthly volume range from over 120,000 calls and over 95,000 orders shipped from the warehouse in December 2002; Established operational metrics to study the performance and behavior of the catalog and Internet consumer. Studied Average Handle Time, Abandonment Rate, Return Rates, Etc; Worked closely with the IT department to improve and enhance the Order Management System. Managed integration issues between the website and fulfillment center; Responsible for the monthly service levels of the call center and fulfillment center; Prepared, reviewed, and negotiated Term Sheets for prospective investors, including Venture Capitals, Angel investors, and Strategic Partners; Developed and implemented an order processing system, using Microsoft Access, which currently operates the entire business unit. System allows for order tracking inventory processing and historical financial review; Prepared reports, which included Cash Burn Calculations, Cash management reports, Financial Analysis Comparisons to industry, Operating Metrics, and Cost Analysis. Solely responsible for the development of these reports; Developed the financial model to forecast sales and operating expenses based on key metrics.

From 1995 until 1997 – DynCorp, Inc., a worldwide provider of technology and staffing solutions where he was a Financial Analyst.

His education includes an MBA, Finance concentration, 1999, Fordham University, New York, NY. BS, Finance, 1995, Fairfield University, Fairfield, CT.

Compensation:

There is no formal employment contract with Mr. Knauf and he will serve in this position at the will of the Board of Directors.

Mr. Knauf has been a consultant to the company for the last 90 days where he has assisted with the financial reporting and other administrative functions. He was being compensated at a $2,000 per week, and is currently owed $26,000. His fees have accrued and will be paid when the company achieves sufficient funding. Upon funding, he will become a full-time employee and his compensation will be a) a base salary of $100,000 per year, and b) a potential performance bonus, subject to Board approval, of up to $100,000. Effective immediately, he will receive a restricted stock grant of 500,000 shares of restricted common stock. The charge to earnings for the issuance was $50,000. The shares are subject to a reverse vesting that requires him to stay with the company for three (3) years (1/3 per year) and achieve certain management objectives in order to keep all of the shares. If he fails to remain for the duration or to achieve the management objectives, certain number of the shares will be cancelled. He will also participate in any other executive benefits programs that are made available to other executives of equal statue in the public holding company. On December 30, 2016, Mr. Knauf was awarded 100,000 shares of restricted stock by the Board of Directors as additional compensation for the services provided 2016. The charge to earnings for the issuance was $19,000.

Item 7.01 Regulation FD Disclosure

The Company issued a press release on January 19, 2017 discussing the Letter of Intent agreement for Price Choice Pharmacy’s operations, previously discussed in this filing. On January 25, 2017, the Company issued a press release discussing the appointment of Mr. Christopher Knauf as CEO and CFO, as noted in this filing. A copy of those press releases are provided herein as Exhibit 99.1 and Exhibit 99.2.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

99.1	Press release issued by the Company on January 19, 2017
99.2	Press release issued by the Company on January 25, 2017

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

True Nature Holding, Inc.

Date: February 1, 2017	By:	/s/ Amy Lance
Amy Lance, Board of Directors